                                   EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        HOH WATER TECHNOLOGY CORPORATION


                  FLOYD PANNING and CATHERINE PATTERSON certify that:

             A. They are the President and the Secretary, respectively, of HOH WATER TECHNOLOGY CORPORATION., a California corporation.

             B. The Articles of Incorporation of the Corporation, as amended to the date of filing of this Certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code) are restated as follows:

             ONE:    The name of the Corporation is ELECTROPURE, INC.

             TWO:    The purpose of the Corporation is to engage in any lawful
act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

             THREE: (a) The Corporation is authorized to issue four classes of shares designated "Convertible Preferred Stock,""Preferred Stock," "Common Stock," and "Class B Common Stock, respectively. The number of shares of Convertible Preferred Stock authorized to be issued is 2,600,000 shares of $0.01 par value, the number of shares of Preferred Stock authorized to be issued is 1,000,000 shares, $1.00 par value, the number of shares of Common Stock authorized to be issued is 20,000,000 shares of $0.01 par value, and the number of shares of Class B Common Stock authorized to be issued is 83,983 shares of $0.01 par value. The rights, preferences, provisions and restrictions imposed upon the four classes of shares are set forth in the succeeding Sections of Article THREE.

                     Effective upon filing of these Restated Articles of Incorporation each outstanding shares of Common Stock and Class B Common Stock shall be reverse split into 1/10 (one-tenth) of a share of Common Stock and Class B Common Stock, respectively. Any shareholder of the Common Stock or Class B Common Stock, who, after aggregating all Common Stock and Class B Common Stock, respectively, owned by such person resulting from such reverse split would own a fractional share of Common Stock or Class B Common Stock, respectively, shall have such fractional share rounded up to a whole share of Common Stock or Class B Common Stock, respectively.




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             (b)     Convertible Preferred Stock.

                    (1)  Dividend Rights.    The holders of the Convertible
Preferred Stock shall not be entitled to receive dividends. Dividends shall be paid to the holders of the Common Stock and Class B common Stock subject to the rights of the holders of Preferred Stock, when and as declared by the Board of Directors. If the Corporation is required to redeem the Convertible Preferred Stock pursuant to Articles THREE(b)(3)(i) or THREE(b)(4)(viii) hereof, the Corporation shall not pay any dividends on the Common Stock or the Class B Common Stock until all shares of Convertible Preferred Stock is so redeemed.

                    (2)  Liquidation.     In the event of a voluntary or
involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock, Class B Common Stock and Convertible Preferred Stock, subject to the rights of the holders of Preferred Stock, shall be entitled to receive, from the assets of this Corporation, whether such assets are capital or surplus and out of funds legally available therefore, an equal amount per share of Common Stock and Convertible Preferred Stock, provided, however, in no case shall each share of Convertible Preferred Stock receive more than an amount equal to one Cent ($0.01) per share of Convertible Preferred Stock and in no case shall each share of Class B Common Stock receive an amount greater than eighty percent (80%) of the amount each share of Common Stock receives. A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this Section 2 and the Common Stock, Class B Common Stock and Convertible Preferred Stock shall be entitled only to the rights provided in the plan of reorganization and Chapters 12 and 13 of the California General Corporation Law and elsewhere herein.

                    (3)    Redemption.

                           (i)   This Corporation shall, on January 31, 1991,
redeem all of the outstanding shares of Convertible Preferred Stock for one Cent ($0.01) per share (the "redemption price"). If redemption cannot occur on January 31, 1991, because there is not legally available funds to redeem all of the shares of Convertible Preferred Stock, the shares of Convertible Preferred Stocks shall be redeemed as soon as possible from legally available funds and the Corporation shall thereafter redeem as many shares of Convertible Preferred Stock, on a pro rata basis, each time it has funds legally available until all shares of Convertible Preferred Stock are redeemed.

                           (ii)   Any share of Convertible Preferred Stock
shall be redeemed by the Corporation out of funds legally available therefor, at the redemption price of one Cent ($0.01) per share (the "redemption price"), if any transfer of a share of convertible Preferred Stock is made or attempted to be made in violation of the provisions of Article THREE (b)(7) hereof. Such redemption shall be deemed to have occurred simultaneously with such transfer in violation of the provisions of Article THREE (b)(7) hereof and on and after such deemed redemption, the shares so redeemed will no longer be outstanding and the holder thereof shall then have ceased to be a holder of such shares after such date and shall be entitled only to receive the redemption price without interest upon surrendering the certificate or certificates representing the redeemed shares.

                           (iii)   For redemptions pursuant to Article THREE (b)
(3) (i) hereof and Article THREE (b)(4)(viii), the Corporation shall mail a notice of redemption to each holder of record of





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the shares of Convertible Preferred stock to be redeemed addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purposes of notice or, if no such address appears or is given at the place where the principal executive office of the Corporation is located, not earlier than sixty (60) days nor later than thirty (30) days before the date fixed for redemption. The notice of redemption shall include (I) the identification of the shares to be redeemed, (II) the date fixed for redemption, (III) the redemption price, and
(IV) the place at which shareholders may obtain payment of the redemption price upon surrender of their share certificate. If funds are available on the date fixed for the redemption, then whether or not the share certificates are surrendered for payment of the redemption price, the shares designated for redemption shall no longer be outstanding and the holders thereof shall cease to be shareholders of the Corporation with respect to such shares on and after the date fixed for redemption and shall be entitled only to receive the redemption price without interest upon surrender of the certificate or certificates representing the redeemed shares. If less than all shares represented by one share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed.

                    (4)    Conversion.

                           (i)   On or after the time the first condition in
Article THREE (b)(4)(iv) hereof has been determined by the Board of Directors to have been met (but on or before the Company is required to redeem a share of Convertible Preferred Stock pursuant to Article THREE (b)(3) hereof), each share of Convertible Preferred stock will be automatically converted into one share of Common Stock on the date the Board of Directors issues the "Conversion Notice" as provided for in Article THREE (b)(4)(vii) hereof. Upon conversion, no fractional shares of Common Stock shall be issued and the Corporation shall in lieu thereof pay in cash the fair value of the fractional share. The Corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares outstanding from time to time. The Corporation shall mail promptly a Conversion Notice to each record holder of the Convertible Preferred Stock after the first condition in Article THREE (b)(4)(iv) hereof shall have been met, informing them that such condition has been met. From and after the date of any automatic conversion each share of Convertible Preferred Stock shall represent the number of shares of Common Stock the share of Convertible Preferred Stock was converted into.

                           (ii)   A holder of a share of Convertible Preferred
Stock desiring to convert and obtain certificates for Common Stock shall deliver the relevant share certificate or certificates to the Corporation, accompanied by a written request to convert, specifying the number of shares of Convertible Preferred Stock to be converted. The endorsement of the share certificate of Convertible Preferred Stock and the request to convert, if applicable, shall be in form satisfactory to the Corporation.

                           (iii)   The number of shares of Common Stock into
which the shares of Convertible Preferred Stock may be converted shall be subject to adjustment from time to time in certain cases as set forth below:

                                   (A) In case the Corporation shall after the issuance of any shares of Convertible Preferred Stock (i) pay a dividend in shares of Common Stock or securities convertible or exchangeable for Common Stock, or (ii) make a distribution in shares of





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             Common Stock or other securities by way of stock-split, spin-off, reclassification, combination or subdivision of shares or other corporate rearrangement, or (iii) be a party to any other event or transaction, the result of which could be to have an effect similar to any one or more of the aforesaid, then, and in each such case, the holder of the shares of Convertible Preferred Stock shall be entitled to receive upon any conversion of the shares of Convertible Preferred Stock the kind and number of shares or other securities which the holder of the shares of Convertible Preferred Stock would have owned or have been entitled to receive on the effective date of any of the events described above, had the shares of Convertible Stock been converted immediately prior to the effective date of such event or any record date with respect thereto.

                                  (B)  In case of the consolidation or merger
             of the Corporation with or into another corporation or the sale or conveyance of all or substantially all of the assets of the Corporation to another corporation (any such consolidation, merger, sale or conveyance is hereinafter referred to as "Reorganization"), the shares of Convertible Preferred Stock shall thereafter be convertible into the same kind and amount of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding shares of Common stock of the Corporation upon such Reorganization, in respect of that number of shares of Common Stock into which the shares of Convertible Preferred Stock might have been converted immediately prior to such Reorganization; and in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of the shares of Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the shares of Convertible Preferred Stock.

                          (iv)  The shares of Convertible Preferred Stock
shall be convertible into Common Stock as provided in Article THREE (b)(4)(i) hereof upon the first to occur of any of the following events:

                                (A)  The Daily Market Price per share of the
             Corporation's Common Stock for thirty (30) consecutive trading days shall have equaled or exceeded $5.00 per share during the fiscal year ending October 31, 1988; $6.50 per share during the fiscal year ending October 31, 1989; or $8.00 per share during the fiscal year ending October 31, 1990. (The Daily Market Price of the Company's Common Stock shall he determined by the Company in the manner set forth in Article THREE (b)(4)(vi) hereof as of the end of each trading day (or, if no trading occurred in the Company's Common Stock on such day, as of the end of the immediately preceding trading day in which trading occurred).

                                (B) The "Net Earnings Per Share" for the Common Stock of the Corporation shall equal or exceed $0.41 per share for the fiscal year ending October 31, 1988; $0.85 per share for the fiscal year ending October 31, 1989; or $1.36 per share for the fiscal year ending October 31, 1990. ("Net Earnings Per Share" shall be computed by dividing the consolidated net income after taxes, but before any extraordinary earnings or losses, by the




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             number of shares of Common Stock outstanding and the maximum number which are issuable upon the exercise, conversion or exchange of all rights, options, warrants or convertible securities then outstanding (whether or not then exercisable, convertible or exchangeable), including all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or the Class B Common Stock, at the end of the fiscal year of the Corporation. For purposes of this computation, the consolidated net income of the Corporation hall be determined according to generally accepted accounting principles consistently applied.)

                          (v)  Appropriate adjustment shall be made to the
Daily Market Price Per Share and Net Earnings Per Share as set forth in Article THREE (b)(4)(iv) hereof to take account of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, sales of all or substantially all of the Company's assets and similar transactions.

                          (vi)   For purposes of Article THREE (b)(4)(iv)(A)
hereof, the term "Daily Market Price" shall mean (x) if the Common Stock is traded in the over-the-counter market and not in the NASDAQ National Market System nor on any national securities exchange, the closing bid price of the Common Stock on the trading day in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (y) if the Common Stock is traded in the NASDAQ National Market System or on a national securities exchange, the daily per share closing sale price of the Common stock in the NASDAQ National Market System or on the principal stock exchange on which it is listed on the trading day in question, as the case may be. For purposes of clause (x) above, if trading in the Common Stock is not reported by NASDAQ, the bid price referred to in said clause shall be the lowest bid price as reported in the "pink sheets" published by National Quotation Bureau, Incorporated. The closing price referred to in clause (y) above shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case, in the NASDAQ National Market system or on the national securities exchange on which the Common Stock is then listed.

                          (vii)   Within sixty (60) days of the date in which
the Board of Directors could first determine whether a condition of Article THREE (b)(4)(iv) hereof is met, the Board of Directors shall meet to determine
to issue a "Conversion Notice."   The Board of Directors shall issue a
Conversion Notice within such sixty (60) day period only if both the following conditions are met:

                                  (A)  The Board of Directors determines that
             one of the conditions in Article THREE (b)(4)(iv) hereof has been met; and

                                  (B)  The Board of Directors of the Company
             shall have received a favorable report of the Corporation's independent public accountants that the automatic conversion of Convertible Preferred Stock into Common Stock will not, under generally accepted accounting principles or under Regulations S-X as promulgated by the Securities and Exchange Commission (or any other public announcement of the Securities and Exchange Commission) require a charge against the income of the Corporation.

                          (viii)   Notwithstanding any other provisions of this
Article THREE (b)(4), if the independent public accountants cannot render a report as provided for in Article THREE




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(b)(4)(vii)(B) hereof, then all of the outstanding shares of the Convertible
Preferred Stock will not be automatically converted into Common Stock, but shall instead be redeemed for Ten Cents ($0.10) per share (the "redemption price") as soon as funds are legally available to consummate such redemption. If such redemption cannot occur because there is not legally available funds to redeem all of the share of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall be redeemed as soon as possible from legally available funds and the Corporation shall redeem thereafter as many shares of Convertible Preferred Stock, on a pro rata basis, each time it has funds legally available until all shares of Convertible Preferred Stock are redeemed.

                (5)    Voting Rights.     The holder of each share of Common
Stock, Class B Common Stock and Convertible Preferred Stock shall be entitled to vote on all matters and each share of Common Stock shall have one vote per share, each share of Class B Common Stock shall have eight votes per share, and each share of Convertible Preferred Stock shall have one vote per share.
Except as otherwise may be required by law and in Article THREE (3)(d)(4) hereof, the holders of the shares of Common Stock, Class B Common Stock and the Convertible Preferred Stock shall vote together as one class and not as separate classes.

                (6)    Preemptive Right.     Except as otherwise specifically
provided herein, no holder of the shares of Convertible Preferred Stock shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or bond, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

                (7)    Transfer Restrictions.    Except upon death of the
holder thereof, or as otherwise agreed to by a majority of the directors of the Corporation not owning any Convertible Preferred Stock, the shares of Convertible Preferred Stock or any interest therein may not be transferred, assigned, pledged, encumbered, sold, hypothecated or otherwise transferred, whether by operation of law or not and whether upon marriage dissolution,
divorce or separation.   Any attempted transfer in violation of this Article
THREE (b)(7) is void and upon such an attempted transfer the Corporation shall automatically redeem the shares so attempted to be transferred as set forth in Article THREE (b)(3)(ii) hereof.

             (c)   Preferred Stock.     The Preferred Stock may be divided into
such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class of series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.




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       (d)   Common Stock and Class B Common Stock.

             The Common Stock and the Class B Common Stock shall have the same rights, preferences, privileges and restrictions except as follows:

             (1)   Dividend Rights.    The holders of the Common Stock and
Class B Common Stock shall be entitled to receive non-stock dividends; provided, however, that the Class B Common Stock shall receive non-stock dividends in the amount of only eighty percent (80%) of the value of the cash or other property paid to each share of Common Stock.

             No stock dividend shall be declared on the Common Stock in shares of Common Stock unless an equal percentage dividend is simultaneously declared on the Class B Common Stock in shares of Class B Common Stock. No reverse stock split or stock split of the Common Stock shall be effected unless an equal percentage stock split is effected in the Class B Common Stock. The provisions of this paragraph do not apply to any stock dividend, reverse stock split or stock split approved by the holders of a majority of the shares of the Class B Common Stock at the time the stock dividend is declared or the reverse stock split or stock split is approved by the shareholders.

             (2)     Liquidation.    In the event of voluntary or involuntary
liquidation, dissolution or winding up of this Corporation, the holders of the Common Stock, Class B Common Stock and Convertible Preferred Stock shall have the rights set forth in Article THREE (b)(3) hereof.

             (3)   Conversion.

                   (i) Simultaneously with an attempt to transfer a share of Class B Common Stock in violation of the transfer restrictions of Article THREE
(d)(6) hereof, such share of Class B Common Stock shall automatically, and without any action of the holder thereof, be converted into one share of Common Stock. Each share of Class B Common Stock shall automatically, and without any action of the holder thereof, be converted into one share of Common Stock upon the death of Harry M. O'Hare, Sr. Upon such automatic conversion, no fractional shares of Common Stock shall be issued and the Corporation shall in lieu thereof pay in cash the fair value of the fractional share. The Corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares of Class B Common Stock outstanding from time to time. On and after an automatic conversion of the Class B Common Stock into Common Stock, the certificate, or part thereof, for such former shares of Class B Common Stock shall represent a certificate for an equal number of shares of Common Stock. Upon such an automatic conversion, the conversion shall be deemed to have occurred and the person entitled to receive share certificates for Common Stock shall be regarded for all corporate purposes from and after such date as the holder of the number of shares of Common Stock to which he is entitled upon such conversion.

                   (ii) The number of shares of Common Stock into which the shares of Class B Common Stock may be converted shall be subject to adjustment from time to time in certain cases as set forth below:





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                          (A)   In case the Corporation shall after the
             issuance of any share of Class B Common Stock (i) pay a dividend in shares of Common Stock or securities convertible or exchangeable for Common Stock, or (ii) make a distribution in shares of Common Stock or other securities by way of stock-split, spin-off, reclassification, combination or subdivision of shares or other corporate rearrangement, or (iii) be a party to any other event or transaction, the result of which could be to have an effect similar to any one or more of the aforesaid, then, and in each such case, the holder of the shares of Class B Common Stock shall be entitled to receive upon any conversion of the shares of Class B Stock the kind and number of shares or other securities which the holder of the shares of Class B Stock would have owned or have been entitled to receive on the effective date of any of the events described above, had the shares of Class B Stock been converted immediately prior to the effective date of such event or any record date with respect thereto.

                          (B) In case of the consolidation or merger of the Corporation with or into another corporation or the sale or conveyance of all or substantially all of the assets of the Corporation to another corporation (any such consolidation, merger, sale or conveyance is hereinafter referred to as "Reorganization"), the shares of Class B Stock shall thereafter be convertible into the same kind and amount of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding shares of Common Stock of the Corporation upon such Reorganization, in respect of that number of shares of Common Stock into which the shares of Class B Stock might have been converted immediately prior to such Reorganization; and in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of the shares of Class B Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the shares of Class B Stock.

             (4)   Voting Rights.    The holder of each share of Common Stock,
Class B Common Stock and Convertible Preferred Stock shall be entitled to voting rights set forth in Article THREE (b)(5) and Article THREE (d)(1) hereof.

             (5)   Preemptive Right.    Except as otherwise specifically
provided herein, no holder of the shares of Common Stock or Class B Common Stock shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or bond, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

             (6)   Transfer Restrictions.     A share of Class B Common Stock
or any interest therein may not be transferred, assigned, pledged, encumbered, sold, hypothecated or otherwise transferred, whether by operation of law or not and whether upon marriage, dissolution, divorce or separation, death




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

or revocation of a trust or transfer to a beneficiary of a trust. Any attempted transfer in violation of this Article THREE (d)(6) is void and upon such an attempted transfer, the shares of Class B Common Stock shall be automatically converted into a share of Common Stock as set forth in Article THREE (d)(3)(i) hereof.

             FOUR:   The liability of the directors of the Corporation for
monetary damages shall be eliminated to the fullest extent permissible under California law.

             FIVE:   The Corporation is authorized to provide indemnification
of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions, through agreements with the agents, or both, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

                          C. The amendments herein set forth have been duly approved by the Board of Directors.

                          D. The amendments herein set forth have been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on the foregoing amendments is Eighteen Million Nine Hundred Sixty Thousand Six Hundred Ninety Five (18,960,695) shares of Common Stock and Eight Hundred Thirty Nine Thousand Eight Hundred Twenty Five (839,825) shares of Class B Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required for the approval of the amendment herein set forth was more than 50%.


                                            /s/ FLOYD PANNING
                                            ---------------------------------
                                                Floyd Panning, President


                                           /s/ CATHERINE PATTERSON
                                           ----------------------------------
                                               Catherine Patterson, Secretary


             FLOYD PANNING and CATHERINE PATTERSON declare under penalty of perjury that they have read the foregoing Restated Articles of Incorporation and know the contents thereof and that the same are true of their own knowledge.

             EXECUTED at Laguna Hills, California on July 11, 1996.



                                           /s/ FLOYD PANNING
                                           ----------------------------------
                                               Floyd Panning


                                           /s/ CATHERINE PATTERSON
                                           ----------------------------------
                                               Catherine Patterson





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